EMPLOYMENT AGREEMENT

This employment agreement (Agreement) is entered into as of this 30th day of November, 1998 by and between IVC Industries, Inc. with the address of 500 Halls Mill Road, Freehold, NJ 07728 ("IVC" or the "Company") and Jesus Febus with a home address of 313 Stevens Avenue, Jersey City, NJ 07305.

Whereas, IVC desires to employ the services of Mr. Febus utilizing his knowledge and expertise as a full-time employee without the distraction of employment related uncertainties and considers such employment in the best interests of the Company and its shareholders, and Mr. Febus desires to be employed full-time by the Company; and

Whereas, IVC and Mr. Febus desire to enter into an Agreement reflecting the terms under which Mr. Febus will be employed by the Company for a two (2) year period.

Now, therefore, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

            1.  Term. This Agreement will remain in effect for a period of two
                (2) years and will be renewed automatically for succeeding periods of two (2) years unless sooner terminated as provided in sections 6 and 7 below.

            2. Nature of Employment. Mr. Febus shall be employed as Vice President, Information Technology of IVC with full power and authority as determined by the Board of Directors of IVC (the "Board"). Mr. Febus agrees to diligently and faithfully perform such duties and serve in the above capacity or such capacities as the Board of Directors of the Company shall determine from time to time. The duties to be performed by Mr. Febus are to be in line with the customary duties for this position in the Information Technologies Industry.

            Mr. Febus' duties include but are not limited to the following:

                a. Report to the Chief Executive Officer of the Company.
                b. Manage the Information Technology function corporate-wide.
                c. Provide support to the company strategic direction.
                d. Manage the budget allocated to the Information Technology function.


            3. Compensation for Services. As consideration to Mr. Febus for services rendered under this Agreement, IVC shall compensate Mr. Febus as follows:

            (a) Base salary. Mr. Febus shall receive a minimum base salary of
                $125,000 per year, to be reviewed annually by the Chief Executive Officer.

            (b) Incentive Compensation. Incentive compensation may be awarded as determined by the Board of Directors, based on the executive's performance.

            (c) Benefits. Mr. Febus shall be entitled to all other benefits normally accorded to full time employees of IVC and to members of the IVC Board of Directors, including medical insurance and life insurance for Mr. Febus' family, holidays, etc. as consistent with other key senior management personnel or as may be decided by the Company if said items are discretionary with the Company.

            (d) Mr. Febus shall be entitled to a minimum of 50,000 incentive stock options at a price of $0.875 per share. Mr. Febus will receive 25,000 incentive stock options on November 30, 1998. Mr. Febus will receive the remaining incentive stock options on November 30, 1999.

            (e) Mr. Febus will be entitled to three (3) weeks of vacation per year.

            (f) Mr. Febus shall be entitled to all health and sick leave as is accorded to other key senior management personnel.

            4. Responsibilities of Executive. The responsibilities of Mr. Febus under this Agreement are as follows:

            (a) Mr. Febus agrees to serve IVC for the term of employment specified in Section 1 above. Mr. Febus agrees to (i) devote his full business time to the business and affairs of IVC, and (ii) use his best efforts to promote the interests of IVC, and (iii) perform faithfully and efficiently the responsibilities assigned to him and listed in Section 2 above.

            (b) During the term of this Agreement, Mr. Febus shall not perform services for any person or entity that competes directly or indirectly with the Company. Mr. Febus agrees to disclose in writing to the Board any non-Company activities for which Mr. Febus receives compensation for services rendered. If the Board deems such activities to be excessive and to conflict with Mr. Febus' full time commitment, then the Company shall notify Mr. Febus in writing to limit those activities to periods in which no time conflict occurs.

            (c) Mr. Febus agrees to abide by general Company policies as the same are duly adopted by the Board from time to time, so long as such policies do not conflict with the terms and conditions of this Agreement.

            5. Confidentiality and Non-Disclosure Agreement. Mr. Febus hereby agrees that he will not at any time, without the express written consent of the Company: (i) disclose, directly or indirectly, any Confidential Information (as defined below) to anyone outside the employ of the Company, or (ii) use, directly or indirectly, any confidential information for the benefit of anyone other than the Company.

                Confidential Information as used herein means all information of a business or technical nature disclosed to, learned or developed by Mr. Febus in the course of his employment by the Company, which information relates to the business of the Company or the business of any customer of the Company, or the business of any other person, firm, corporation, or other entity which consults with the Company in connection with the business which is generally not known in the vitamin or soft gelatin industry. Confidential Information shall include, but is not


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

                limited to, information and knowledge pertaining to soft gelatin capsule formulation or manufacture, vitamin formulation, manufacturing processes, procedures, packaging, developments, improvements, methods or operation, sales and profit figures, customer and client lists, credit and other financial information about the Company or their customers, and relationships between the Company and its customers, clients and others who have business dealings with the Company.

            6. Terminations by the Company. The Board of Directors may terminate the employment of Mr. Febus at any time with or without cause, and in such event the following shall apply. "Cause" for termination shall be defined as gross neglect by the Executive of his duties hereunder, willful failure by the Executive of a felony committed during the term of this Agreement, or of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, gross malfeasance by the Executive in connection with the performance of his duties hereunder, willful engagement in conduct by the Executive to perform his duties and responsibilities which he has reason to know is materially injurious to the Company.

            (a) In the event of termination for cause, as defined above, by IVC, all salary and other benefits paid or provided to the Executive hereunder shall cease as of the date of the termination, and the Company shall have no further obligations to the Executive. Upon a finding by the Board of Directors that the Executive has willfully failed or refused to observe or perform his duties or grossly neglected his duties as specifically set forth in
                Section 4 hereof. IVC may terminate this Agreement for cause provided that the Board of Directors has first notified the Executive at least thirty (30) days after each such occasion to remedy such breach of duty.

            (b) In the event of termination by IVC without cause, except as provided in Section 6(c) hereof, the Company agrees to provide the Executive with the following:

                     (i) Mr. Febus shall receive an amount equal to twelve (12) months base salary plus the value of the other employment benefits accrued at the time of termination that Mr. Febus would have received under this Agreement but for such termination. Such amount shall be payable to Mr. Febus in bimonthly installments over a period of twelve (12) months following termination.

                     (ii) The definition of termination without case shall include, but not be limited to, any termination relating to a continuous disability or incapacity of Mr. Febus which prevents him from performing his duties for a period of not less than three (3) months as determined by any independent licensed medical doctor. The definition of termination without cause shall also include the non-renewal of this agreement by the Company.

            (c) IVC shall be entitled to terminate this Agreement upon a finding of the Board that Mr. Febus has willfully failed to observe or perform his obligations or duties as specifically set forth in
                Section 4 hereof, provided that the Board has first notified Mr. Febus on two separate occasions of such failure and has given Mr. Febus at least thirty (30) days after each


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

                such occasion to remedy such willful breach of duty. In the event of a termination under this Section 6(c), IVC shall provide Mr. Febus with an amount equal to six (6) months base salary. Such amounts shall be payable to Mr. Febus in bimonthly installments over a period of six (6) months following termination.

            7. Resignation by Executive. Mr. Febus may terminate this Agreement and his employment with IVC at any time with our without cause. In the event of termination by Mr. Febus with cause, he shall receive an amount equal to twelve (12) months base salary plus the value of the other employment benefits accrued at the time of termination that Mr. Febus would have received under this Agreement but for such termination. Such amount shall be payable to Mr. Febus in bimonthly installments over a period of twelve
                (12) months following termination. For purposes of this Section 7, the Executive termination "for cause" shall be defined as termination for IVC's willful or permanent breach of its obligations under this Agreement.

            8. Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. In the event of any dispute under this Agreement, it shall be resolved through binding arbitration in accordance with the rules of the American Arbitration Association.

            9. Validity. The invalidity or unenforceability of any provision or any provisions of this Agreement shall not effect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

            10. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. This Agreement may not be amended except in writing executed by the parties hereto. 11. Effect on Successors in Interest. This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the parties hereto.

            11. Effect on Successors in Interest. This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the parties hereto.

            12. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, including by facsimile, or by recognized courier (such as Federal Express), or three (3) business days after deposit in the United States mail, by registered or certified mail, addressed to a party at its address shown below or at such other address or facsimile number as such party may designate in writing to the other party pursuant to this section.

            13. Assignment. IVC must assign this agreement and delegate all its rights, duties and obligations hereunder, whether in whole or in part to any parent, affiliate, successor, or subsidiary organization or company of IVC or corporation with which IVC may merge or consolidate or which acquires by purchase or otherwise all or substantially all of IVC assets, subject to the provisions of Section 6(d), but such assignment shall not release IVC from its obligations under this Agreement. The Executive shall have no right to assign this Agreement.


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

            14. Severability. If any court of competent jurisdiction should find any provision of this Agreement invalid or unenforceable, for any reason, the remaining portion or portions hereof shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

In witness whereof, the Company has caused this Agreement to be signed by a duly authorized officer, and Mr. Febus has signed this Agreement.


      The Company:

            IVC Industries, Inc.
            500 Halls Mill Road
            Freehold, NJ 07728


      By: /s/ E. Joseph Edell
          -------------------------
          E. Joseph Edell
          Chief Executive Officer

      Executive:


          /s/ Jesus Febus
          -------------------------
         Jesus Febus


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